Exhibit 99.2

                            [LETTERHEAD OF TRENWICK]

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For Immediate Release
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                    Trenwick Announces Forbearance Agreement
                         With Letter of Credit Providers

Hamilton, Bermuda, November 14, 2002...

Trenwick Group Ltd. ("Trenwick") announced today that it had entered into a forbearance agreement with its letter of credit providers with respect to the current events of default under Trenwick's bank credit facility. In the forbearance agreement, the letter of credit providers agree to refrain from enforcing their rights or remedies under the credit agreement until November 22, 2002, or earlier if there is another default under the credit facility or the forbearance agreement, a third party exercises any right of action against Trenwick for a debt in excess of $5 million or other material obligation or Trenwick takes an action which the letter of credit providers reasonably consider to be materially adverse to their interests.

In consideration for the forbearance of the letter of credit providers, Trenwick agreed, among other things, to refrain from making certain payments or distributions, and to facilitate a meeting of the letter of credit providers and Lloyd's.

Trenwick continues to discuss with its current letter of credit providers the renewal for an additional year of its $226 million letter of credit facility in support of its Lloyds' operations.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with two principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London-based insurer and at Lloyd's.